Exhibit 10.1

November 21, 2016

Lighting Science Group Corporation, as Borrowers' Agent

1350 Division Road, Suite 102 | West Warwick, Rhode Island 02893

Attn.: General Counsel

Facsimile No.: (321) 779-5521

Office: (321) 610-9446

RE:     Seventh Amendment to Loan and Security Agreement

Ladies and Gentlemen:

Reference is hereby made to that certain Loan and Security Agreement dated as of April 25, 2014 (as at any time amended, restated, supplemented or otherwise modified, the "Loan Agreement"), among LIGHTING SCIENCE GROUP CORPORATION, a Delaware corporation ("LSG"), BIOLOGICAL ILLUMINATION, LLC, a Delaware limited liability company ("BioLogical"), ENVIRONMENTAL LIGHT TECHNOLOGIES CORP., a Delaware corporation ("ELT"; LSG, BioLogical and ELT are hereinafter referred to collectively as "Borrowers" and each individually as a "Borrower"), the various financial institutions from time to time party thereto as lenders (collectively, "Lenders") and ACF FINCO I LP, as assignee of FCC, LLC, in its capacity as agent for Lenders (together with its successors and assigns in such capacity, "Agent"). Each capitalized term used herein, unless otherwise defined herein, shall have the meaning ascribed to such term in the Loan Agreement.

Borrowers, Agent and Lenders desire to amend the Loan Agreement, on the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, for TEN DOLLARS ($10.00) in hand paid and other good and valuable consideration, the receipt and sufficiency of which are hereby severally acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

The Loan Agreement is hereby amended as follows:

(a)     By deleting the definition of "EBITDA" from Section 1 of the Loan Agreement in its entirety and by substituting the following in lieu thereof:

"EBITDA" means, with respect to any period, Borrowers' net income (excluding extraordinary gains) for such period, before provision for interest expense, taxes, depreciation, amortization and non-cash stock compensation, plus (i) to the extent deducted from the foregoing calculation of net income during such period, impairment charges with respect to Borrowers' goodwill, plus (ii) to the extent deducted from the foregoing calculation of net income during such period, losses with respect to dispositions of Borrowers' Equipment made during such period, minus (iii) to the extent included in the foregoing calculation of net income during such period, gains with respect to dispositions of Borrowers' Equipment made during such period, plus (iv) to the extent deducted from the foregoing calculation of net income during such period, adjustments in the fair market value of warrants issued by LSG, minus (v) to the extent included in the foregoing calculation of net income during such period, adjustments in the fair market value of warrants issued by LSG plus (vi) subject to satisfaction of the conditions hereon set forth in the Sixth Amendment Consent Letter and the Seventh Amendment Consent Letter, as applicable, the amount of cash equity contributions, other than the Sixth Amendment Equity Contribution, permitted hereunder in an amount not to exceed an aggregate of (i) $2,500,000 that is contributed to LSG from Sponsor from and including the Sixth Amendment Effective Date to and including March 30, 2017 plus (ii) an additional $2,500,000 that is contributed to LSG from Sponsor from and including the Seventh Amendment Effective Date to and including March 30, 2017, solely for purposes of determining compliance with Item 21 of the Schedule during the relevant fiscal quarters.

(b)     By adding the following definitions of "Seventh Amendment", "Seventh Amendment Consent Letter", "Seventh Amendment Effective Date" and "Seventh Amendment Equity Contribution" to Section 1 of the Loan Agreement in appropriate alphabetical order:

"Seventh Amendment" means that certain Seventh Amendment to Loan and Security Agreement, dated as of the Seventh Amendment Effective Date, by and among the Borrowers, Agent and the Lenders party thereto.

"Seventh Amendment Consent Letter" means that certain letter agreement dated as of the Seventh Amendment Effective Date, by and among the Obligors, Agent and Lenders, with respect to the Seventh Amendment Equity Contribution and related matters.

"Seventh Amendment Effective Date" means November 21, 2016.

"Seventh Amendment Equity Contribution" means the cash equity contribution related to the issuance of Series J Convertible Preferred Stock on the Seventh Amendment Effective Date in an amount not to exceed $2,500,000, made by Sponsor to LSG and immediately contributed to the capital of LSG in connection with the Seventh Amendment on or prior to the Seventh Amendment Effective Date.

(c)     By deleting Item 17 of the Schedule in its entirety and by substituting in lieu thereof the following:

17. Ownership Structure

Class of Capital Stock	Authorized	Issued and Outstanding	Conversion Price[1]

Common Stock	975,000,000	217,780,619[2]	N/A

Series H Convertible Preferred Stock	135,000	111,513.52	$0.95

Series I Convertible Preferred Stock	90,000	57,365	$0.95

Series J Convertible Preferred Stock	95,100	88,062[3]	$0.95

Series K Preferred Stock	40,000	20,106.03	N/A

1 Each issued and outstanding share of Series H Convertible Preferred Stock, Series I Convertible Preferred Stock and Series J Convertible Preferred Stock is currently convertible into approximately 1,052.6 shares of Common Stock.

2 Excludes 2,505,000 treasury shares.

3 The issued and outstanding shares of Series J Convertible Preferred Stock does not include any shares of Series J Preferred Stock that may be issued by Borrower pursuant to the preemptive rights of the holders of Borrower’s Series H Convertible Preferred Stock, Series I Convertible Preferred Stock or Series J Convertible Preferred Stock.

Voting and Managerial Control:

1. Pegasus Capital Advisors, L.P. and its affiliates

2. Riverwood Capital Partners, L.P. and its affiliates

3. Zouk Holdings Limited and its affiliates

The effectiveness of the amendments contained herein is subject to Agent's receipt of (a) a duly executed amendment to the Term Loan Agreement in form and substance satisfactory to Agent, (b) a duly executed secretary's or manager's certificate of resolutions with respect to each Borrower, in each case in form and substance satisfactory to Agent, and (c) LSG's receipt in cash of the Seventh Amendment Equity Contribution and an equity contribution under the Sixth Amendment Consent Letter, in an aggregate amount equal to $5,000,000.

In consideration of the amendments contained herein and the consent set forth in the Sixth Amendment Consent Letter, Borrowers hereby covenant and agree to, no later than the earlier of (a) December 31, 2016 (or such other date as may be agreed by Agent in its sole discretion (it being agreed that any date agreed upon by Medley for delivery to Medley of the items described below shall be deemed a date agreed to by Agent for purposes of this clause (a), as long as Agent has received prior written confirmation of such agreement from Medley)), and (b) solely in the case of the financial forecast described in clause (ii) below, the date on which such forecast is required pursuant to Section 9(a) of the Loan Agreement: (i) use commercially reasonable efforts to deliver to Agent an appraisal prepared by an appraiser approved by Agent (it being agreed that any appraiser approved by Medley shall be acceptable to Agent) of all intellectual property owned by the Obligors, such appraisal to be in form and substance satisfactory to Agent in its sole discretion (it being agreed that any appraisal in form and substance acceptable to Medley shall be deemed satisfactory to Agent), and (ii) deliver to Agent a financial forecast covering the fiscal years 2016 and 2017 in a form reasonably satisfactory to Agent in its sole discretion. Notwithstanding any provision of this letter amendment or any other Loan Document, Borrowers’ failure to perform or observe any covenant or other agreement contained in this paragraph shall constitute an immediate Event of Default under the Loan Agreement.

By its signature hereto, each Borrower hereby (a) ratifies and reaffirms the Obligations, each of the Loan Documents and all of such Borrower's covenants, duties, indebtedness and liabilities under the Loan Documents; (b) acknowledges and stipulates that the Loan Agreement and the other Loan Documents executed by such Borrower are legal, valid and binding obligations of such Borrower that are enforceable against such Borrower in accordance with the terms thereof; all of the Obligations are owing and payable without defense, offset or counterclaim (and to the extent there exists any such defense, offset or counterclaim on the date hereof, the same is hereby waived by each Borrower); and the security interests and liens granted by such Borrower in favor of Agent are duly perfected, first priority security interests and liens; and (c) represents and warrants to Agent and Lenders, to induce Agent and Lenders to enter into this agreement, that (i) no Default exists on the date hereof or would result from the effectiveness of this agreement, (ii) the execution, delivery and performance of this agreement have been duly authorized by all requisite company action on the part of such Borrower and this agreement has been duly executed and delivered by such Borrower, and (iii) all of the representations and warranties made by such Borrower in the Loan Agreement are true and correct on and as of the date hereof. Without limiting the generality of the foregoing, each Borrower acknowledges and agrees that nothing contained in this Amendment shall be construed as a waiver of any Default that may in the future occur pursuant to Section 13(a)(v) of the Loan Agreement, including as a result of any breach of Section 7.6 of the Term Loan Agreement.

In consideration of Agent's willingness to enter into this Amendment as set forth herein, Borrowers jointly and severally agree to pay to Agent and Lenders, on demand, all costs and expenses (including taxes and legal fees and expenses) incurred by Agent and Lenders in connection with the preparation, negotiation and execution of this agreement and any other Loan Documents executed pursuant hereto and any and all amendments, modifications, and supplements thereto. Except as otherwise expressly provided in this agreement, nothing herein shall be deemed to amend or modify any provision of the Loan Agreement or any of the other Loan Documents, each of which shall remain in full force and effect. This agreement is not intended to be, nor shall it be construed to create, a novation or accord and satisfaction, and the Loan Agreement as herein modified shall continue in full force and effect. This agreement shall be governed by and construed in accordance with the internal laws of the State of Georgia and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This agreement may be executed in any number of counterparts and by different parties to this agreement on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any manually executed signature page hereto that is delivered by facsimile or other electronic transmission shall be deemed to be an original signature hereto. To the fullest extent permitted by applicable law, the parties hereto each hereby waives the right to trial by jury in any action, suit, counterclaim or proceeding arising out of or related to this agreement.

To induce Agent and Lenders to enter into this Amendment, each Borrower hereby RELEASES, ACQUITS AND FOREVER DISCHARGES Agent and each Lender, and all officers, directors, agents, employees, successors and assigns of Agent or any Lender, from any and all liabilities, claims, demands, actions or causes of action of any kind or nature (if there be any), whether absolute or contingent, disputed or undisputed, at law or in equity, or known or unknown, that any Borrower now has or ever had against Agent or any Lender arising under or in connection with any of the Loan Documents or otherwise. Each Borrower represents and warrants to Agent and Lenders that such Borrower has not transferred or assigned to any Person any claim that such Borrower ever had or claimed to have against Agent or any Lender.

[Signatures appear on following page]

The parties hereto have caused this agreement to be duly executed under seal and delivered by their respective duly authorized officers on the date first written above.

AGENT AND SOLE LENDER: ACF FINCO I LP, as assignee of FCC, LLC By: /s/ John J. Nooney Name: John J. Nooney Title: Managing Director

[Signatures continue on following page.]

Letter Amendment to Loan and Security Agreement (Seventh Amendment)

Accepted and agreed to:

BORROWERS:

LIGHTING SCIENCE GROUP CORPORATION

By: /s/ Ed Bednarcik

Name: Ed Bednarcik

Title: Chief Executive Officer

BIOLOGICAL ILLUMINATION, LLC

By: /s/ Ed Bednarcik

Name: Ed Bednarcik

Title: Chief Executive Officer

ENVIRONMENTAL LIGHT TECHNOLOGIES CORP.

By: /s/ Ed Bednarcik

Name: Ed Bednarcik

Title: Chief Executive Officer

Consented to by Guarantor:

LSGC, LLC

By: /s/ Ed Bednarcik

Name: Ed Bednarcik

Title: Chief Executive Officer

Letter Amendment to Loan and Security Agreement (Seventh Amendment)